UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 14, 2007

GOLF TRUST OF AMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-22091	33-0724736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North Adger’s Wharf, Charleston, South Carolina	29401
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-4653

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2007, at the Golf Trust of America, Inc. (the “Company”) Annual Meeting of Stockholders, the Company’s 2007 Stock Option Plan (the “Option Plan”) was approved.  A copy of the Option Plan is attached as Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed on November 16, 2007.  The Option Plan had been approved by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) on September 20, 2007 and by the Board on November 8, 2007.  Both the Compensation Committee and the Board recommended the Option Plan be submitted for stockholder approval.

The purposes of the Option Plan are (a) to provide incentives for key employees, directors, consultants and other individuals providing services to the Company and its subsidiaries by encouraging their ownership of the Company’s common stock, and (b) to aid the Company in retaining and attracting key employees, directors, consultants and other individuals upon whose efforts the Company’s success and future growth depends.  The Option Plan will be administered by the Board or a committee thereof.

Options to purchase 700,000 shares of common stock may be issued under the Option Plan and options that have terminated or expire prior to exercise, or have been tendered as payment upon exercise of other options, are available for further option grants.  The exercise price of options granted under the Option Plan will generally be not less than the fair market value per share of common stock on the grant date.  The exercise period will generally be no more than ten years from the date of grant.  The Option Plan will remain in effect until the tenth anniversary of its effective date, December 14, 2007, unless terminated earlier by the Board in accordance with its terms.

Other than the previously announced grant of 275,000 options to Mr. Michael C. Pearce, the Chief Executive Officer and President of the Company, pursuant to his employment agreement, no determination has been made as to the types or amounts of options that will be granted to specific individuals pursuant to the Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF TRUST OF AMERICA, INC.
(Registrant)

Date: December 20, 2007	By:	/s/ Tracy S. Clifford
Tracy S. Clifford
Principal Accounting Officer